Exhibit 99.2


The Board of Directors of booktech.com, a leader in on-demand publishing for education and training, today announced the appointment of William G. Christie as booktech.com's new Chairman and Chief Executive Officer, effective May, 11, 2001. Christie succeeds Dr. Morris Shepard.

"Bill Christie was one of the first retail executives to recognize the potential for online commerce. Bill brings a proven record of leadership and experience that will help booktech embark on future growth. We are confident he will strengthen booktech's capabilities in meeting the growth objectives of the company," said Board Member Joel Dumaresq.

Christie is a seasoned entrepreneurial executive with over 20 years' combined experience in the retail and Internet sectors. Christie most recently was the Chief Operating Officer of !heyinc., a company that provides relationship management applications integrating call center operations and Web engagement technologies. At !heyinc, Mr. Christie was responsible for sales, professional services and business development and shared responsibilities for investment and investment relationship activities.

Prior to !heyinc, he was the Chief Executive Officer at icontact.com, inc., a leading provider of interactive software targeted at the Internet's e-commerce activities. icontact.com and !hey Software merged and resulted in the formation of !heyinc. He served as the Senior Vice President of Management Information Systems and Merchandising Support for the CALDOR Corporation and also was the Director of Information Systems of Federated Department Stores.

"booktech.com's innovated solutions have incredible potential to revolutionize the way textbooks are delivered to the educational communities. I look forward to working with the booktech team on increasing sales, creating new business opportunities and improving shareholder value," said Christie.


About booktech.com

booktech.com (www.booktech.com) is a digital and online publisher of customized textbooks, coursepacks, and other educational materials for higher education, K-12, distance education, non-profit organizations, and corporate training. Since its inception in 1995, booktech.com has published 7,000 individual customized textbook titles for more than 3,000 professors on 500 campuses, in addition to a dozen K-12 titles such as Breaking the Spanish Barrier and Trade Routes.

Certain of the statements in this news release are forward-looking statements. While these statements reflect the Company's beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially from the results predicted and reported results should not be considered an indication of future performance.

Contact:

        Richard Lewis Associates
        Richard Lewis, 818/955-5481
        rlewis@dicentertainment.com